Free Writing Prospectus

Van Eck Merk Gold Trust

Van Eck Corporate Profile

0001546652

Pursuant to 433/164

333-180868

Van Eck Global

Van Eck Global’s mission is to offer investors intelligently designed investment strategies that take advantage of targeted market opportunities. We seek to provide long-term, superior performance in all our offerings, giving investors a choice between active and index strategies.

1955:

Founded Van Eck Global with launch of international equity mutual fund

1968:

Created the U.S.’s first gold equity fund

1993:

Began managing emerging markets assets

1994:

Created first long-only hard assets fund

1996:

Created hedge fund subsidiary;

Launched long-short hard assets and emerging markets distressed debt strategies

2006:

Launched Market Vectors ETFs; issued first gold ETF based on miner shares

2011:

Launched index company, Market Vectors Index Solutions

2013:

Created aggregate emerging markets bond index

Investors include financial advisors and over 400 institutions globally.

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Total assets under management $25.1B

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34 investment professionals in the areas of emerging markets equity and debt, commodity equity, liquid alternatives, and ETFs

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Sponsor of 65 Market Vectors ETFs*; among the largest ETF providers globally

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230 employees, with headquarters in New York, and offices in Australia, Germany, and Switzerland

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Private ownership structure allows the firm to focus on investment performance through market cycles

Assets Under Management by Asset Categories

Alternatives and Other ($2.6B)

Emerging Markets Equities and Debt ($5.5B)

Gold ($6.3B)

Natural Resource Equities

and Commodities ($6.4B)

U.S. Income ($4.3B)

  All data, unless otherwise noted, as of December 31, 2015

*Market Vectors Generic Drugs ETF launched on January 13, 2016

Van Eck has dedicated teams of sales professionals--in the U.S. and abroad--covering all major distribution channels including advisory and institutions. The firm also has a dedicated team of                     ETF specialists, located in the U.S., Europe, Asia, and Australia.

Advisory Sales

 Institutional Sales

 ETF Sales

Sales Support: 800.826.2333

advisorservices@vaneck.com

 Sales Support: 800.826.2050

institutional@vaneck.com

 Sales Support: 800.826.2333

info@vaneck.com

Van Eck Funds: Investment Management

vaneck.com  |  800.826.2333

Van Eck Global’s investment management team has expertise in a number of specialized areas, such as hard assets and gold equities, emerging markets equities and debt, and liquid alternative investments.

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Active strategies offered via mutual funds and separate accounts

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Also offer the Variable Insurance Portfolio (VIP) Trust Funds, a series of investment choices within the variable annuity contracts and variable life policies of widely known and highly regarded insurers

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Portfolio managers and sector analysts with both financial, technical, and direct industry backgrounds

Van Eck Funds

 Class

 Ticker

 Inception

Active Equity

 Global Hard Assets Fund

Category: Natural Resources

 A

 GHAAX

 11.02.94

C

 GHACX

 11.02.94

I

 GHAIX

 05.01.06

Y

 GHAYX

 04.30.10

International Investors Gold Fund

Category: Precious Metals Equity

 A

 INIVX

 02.10.56

C

 IIGCX

 10.03.03

I

 INIIX

 10.02.06

Y

 INIYX

 04.30.10

Emerging Markets Fund

Category: Emerging Markets

 A

 GBFAX

 12.20.921

C

 EMRCX

 10.03.03

I

 EMRIX

 12.31.07

Y

 EMRYX

 04.30.10

Van Eck Funds

 Class

 Ticker

 Inception

Acrtive Fixed Income

 Unconstrained Emerging Markets Bond Fund

Category: Emerging Markets Bond

 A

 EMBAX

 07.09.12

C

 EMBCX

 07.09.12

I

 EMBUX

 07.09.12

Y

 EMBYX

 07.09.12

Index

 Long/Short Equity Index Fund

Category: Liquid Alternatives

 A

 LSNAX

 12.12.13

I

 LSNIX

 12.12.13

Y

 LSNYX

 12.12.13

CM Commodity Index Fund

Category: Commodities Broad Basket

 A

 CMCAX

 12.31.10

I

 COMIX

 12.31.10

Y

 CMCYX

 12.31.10

Recognized as Best Funds in their respective categories for consistent risk adjusted returns relative to their peers for the periods ending December 31, 2014:

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Van Eck Global Hard Assets Fund (Class A: GHAAX) - Awarded Best Fund over 10 years in the Global Natural Resources Funds Category

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Van Eck International Investors Gold Fund  (Class A: INIVX) - Awarded Best Fund over 10 years in the Precious Metals Equity Funds Category

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Van Eck Emerging Markets Fund (Class I: EMRIX) - Awarded Best Fund over 5 years in the Emerging Markets Funds Category

Lipper has awarded the Van Eck Global Hard Assets Fund: Class A Shares Best Fund out of 16 eligible investment companies for the ten year period ending 12/31/2014 in the Global Natural Resources category; the Van Eck International Investors Gold Fund: Class A Shares Best Fund out of 18 eligible investment companies for the ten year period ending 12/31/2014 in the Precious Metals Equity category; and the Van Eck Emerging Markets Fund: Class I Shares Best Fund out of 104 eligible investment companies for the five year period ending 12/31/2014 in the Emerging Markets Funds category.

1The Fund began investing under its current investment objective on December 18, 2002.

Investing involves risk, including possible loss of principal. Bonds and bond funds will decrease in value as interest rates rise. The Van Eck Funds are subject to various risks, including those unique to foreign investing, non-diversification, industry concentration, emerging market securities, small-cap companies and debt securities.

Please see the prospectus and summary prospectus for information on these and other risks. An investor should consider investment objectives, risks, charges and expenses of the investment company carefully before investing. To obtain a prospectus and summary prospectus, which contain this as well as other information, call 800.826.2333 or visit vaneck.com. Please read the prospectus and summary prospectus carefully before investing.

Market Vectors Exchange-Traded Funds

vaneck.com  |  800.826.2333

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Market Vectors ETF business launched in 2006 with nation’s first gold-mining ETF (GDX)

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Today, offerings include ETF solutions providing flexibility and access to global equity and income markets

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As of December 31, 2015, managed worldwide assets totalling $19.0B

Equity ETFs2

 Ticker

 Index Ticker3

 Commencement Date

Hard Assets

 Agribusiness ETF

 MOO

 MVMOOTR

 08.31.07

Coal ETF

 KOL

 MVKOLTR

 01.10.08

Global Alternative Energy ETF

 GEX

 AGIXLT

 05.03.07

Gold Miners ETF

 GDX

 GDMNTR

 05.16.06

Junior Gold Miners ETF

 GDXJ

 MVGDXJTR

 11.10.09

Natural Resources ETF

 HAP

 RVEIT

 08.29.08

Oil Refiners ETF

 CRAK

 MVCRAKTR

 08.18.15

Oil Services ETF

 OIH

 MVOIHTR

 12.20.11

Rare Earth/Strategic Metals ETF

 REMX

 MVREMXTR

 10.27.10

Solar Energy ETF

 KWT

 MVKWTTR

 04.21.08

Steel ETF

 SLX

 STEEL

 10.10.06

Unconventional Oil & Gas ETF

 FRAK

 MVFRAKTR

 02.14.12

Uranium+Nuclear Energy ETF

 NLR

 MVNLRTR

 08.13.07

Country/Regional

 Africa Index ETF

 AFK

 MVAFKTR

 07.10.08

Brazil Small-Cap ETF

 BRF

 MVBRFTR

 05.12.09

ChinaAMC A-Share ETF

 PEK

 CSIRO300

 10.13.10

ChinaAMC SME-ChiNext ETF

 CNXT

 SZ399611

 07.23.14

Egypt Index ETF

 EGPT

 MVEGPTTR

 02.16.10

Gulf States Index ETF

 MES

 MVMESTR

 07.22.08

India Small-Cap Index ETF

 SCIF

 MVSCIFTR

 08.24.10

Indonesia Index ETF

 IDX

 MVIDXTR

 01.15.09

Indonesia Small-Cap ETF

 IDXJ

 MVIDXJTR

 03.20.12

Israel ETF

 ISRA

 BLSNTR

 06.25.13

Poland ETF

 PLND

 MVPLNDTR

 11.24.09

Russia ETF

 RSX

 MVRSXTR

 04.24.07

Russia Small-Cap ETF

 RSXJ

 MVRSXJTR

 04.13.11

Vietnam ETF

 VNM

 MVVNMTR

 08.11.09

Industry

 Biotech ETF

 BBH

 MVBBHTR

 12.20.11

Environmental Services ETF

 EVX

 AXENV

 10.10.06

Gaming ETF

 BJK

 MVBJKTR

 01.22.08

Generic Drugs ETF

 GNRX

 IGNRXT

 01.12.16

Pharmaceutical ETF

 PPH

 MVPPHTR

 12.20.11

Retail ETF

 RTH

 MVRTHTR

 12.20.11

Semiconductor ETF

 SMH

 MVSMHTR

 12.20.11

Strategic Equity

 Global Spin-Off ETF

 SPUN

 GSPIN

 06.09.15

Morningstar International Moat ETF

 MOTI

 MGEUMFUN

 07.13.15

Morningstar Wide Moat ETF

 MOAT

 MWMFTR

 04.24.12

Data as of January 13, 2016

Market Vectors Exchange-Traded Funds

vaneck.com  |  800.826.2333

Income ETFs2

 Ticker

 Index Ticker3

 Commencement Date

Income

 BDC Income ETF

 BIZD

 MVBIZDTG

 02.11.13

ChinaAMC China Bond ETF

 CBON

 CDHATRID

 11.10.14

Emerging Markets Aggregate Bond ETF

 EMAG

 MVEMAG

 05.11.11

Emerging Markets High Yield Bond ETF

 HYEM

 EMLH

 05.08.12

Fallen Angel High Yield Bond ETF

 ANGL

 H0FA

 04.10.12

International High Yield Bond ETF

 IHY

 HXUS

 04.02.12

Investment Grade Floating Rate ETF

 FLTR

 MVFLTR

 04.25.11

J.P. Morgan EM Local Currency Bond ETF

 EMLC

 GBIEMCOR

 07.22.10

Mortgage REIT Income ETF

 MORT

 MVMORTTR

 08.16.11

Preferred Securities ex Financials ETF

 PFXF

 WHPSL

 07.16.12

Treasury-Hedged High Yield Bond ETF

 THHY

 MVTHHY

 03.21.13

CEF Municipal Income ETF

 XMPT

 CEFMXTR

 07.12.11

High-Yield Municipal Index ETF

 HYD

 LMEHTR4

 02.04.09

Intermediate Municipal Index ETF

 ITM

 LMT2TR4

 12.04.07

Long Municipal Index ETF

 MLN

 LMT3TR4

 01.02.08

Pre-Refunded Municipal Index ETF

 PRB

 LMPETR4

 02.02.09

Short High-Yield Municipal Index ETF

 SHYD

 BMHYTR

 01.13.14

Short Municipal Index ETF

 SMB

 LMT1TR4

 02.22.08

Commodity ETF

 Ticker

 Index Ticker3

 Commencement Date

Van Eck Merk Gold Trust5

 OUNZ

 N/A

 05.16.14

Currrency ETNs6

 Ticker

 Index Ticker3

 Commencement Date

Chinese Renminbi/USD ETN

 CNY

 SPCBCNY

 03.14.08

Indian Rupee/USD ETN

 INR

 SPCBINR

 03.14.08

Double Long Euro ETN

 URR

 DLONGEUR

 05.06.08

Double Short Euro ETN

 DRR

 DSHRTEUR

 05.06.08

Data as of January 13, 2016

2ETF shares are not individually redeemable and will be issued and redeemed at their NAV only through certain authorized broker-dealers in large, specified blocks of shares called “creation units” and otherwise can be bought and sold only through exchange trading. Creation units are issued and redeemed principally in kind and/or in cash. Shares may trade at a premium or discount to their NAV in the secondary market. 3Index providers do not sponsor, endorse, or promote the ETFs and bear no liability with respect to any such ETF or security. 4Market Vectors Municipal Bond ETFs seek to track as closely as possible, before fees and expenses, indices calculated and maintained by Barclays Capital. These indices are not publicly disseminated and therefore do not have tickers. 5The sponsor of the Trust is Merk Investments LLC (the “Sponsor”). Van Eck Securities Corpora•tion and Foreside Fund Services, LLC, provide marketing services to the Trust. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. 6Morgan Stanley, issuer of the Market Vectors Currency ETNs, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about the issuer and the offering of the Market Vectors Currency ETNs. You may get these documents for free by visiting the Van Eck Global Web site at marketvectorsETNs.com or the EDGAR database on the SEC Web site at sec.gov. Alternatively, you may request a free copy of the prospectus by calling Van Eck Global at 800.826.2333; you may also request a copy from Morgan Stanley or any other dealer participating in this offer. Van Eck Securities Corporation is the exclusive marketer of Market Vectors Currency ETNs.

For more information on Market Vectors ETPs and their underlying indices, call 800.826.2333. Investing involves substantial risk and high volatility, including possible loss of principal. Bonds and bond funds will decrease in value as interest rates rise. Please see the prospectus and summary prospectus for more details. Market Vectors ETF shares trade like stocks, are subject to investment risk and will fluctuate in market value. The market price of a Market Vectors ETF’s shares may be more or less than the net asset value. An investor should consider the investment objective, risks, charges and expenses of Market Vectors ETFs carefully before investing. To obtain a prospectus and summary prospectus, which contains this and other information, call 800.826.2333 or visit vaneck.com.  This material must be preceded or accompanied by a Van Eck Merk Gold Trust prospectus (http://www.vaneck.com/library/commodity-etfs-literature/). Before investing, you should carefully consider the Trust’s investment objectives, risks, charges and expenses.  Please read the prospectus and summary prospectus carefully before investing.

Van Eck Securities Corporation, Distributor | 666 Third Avenue | New York, NY 10017

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